BUILDING MATERIALS HOLDING CORPORATION
                            2000 STOCK INCENTIVE PLAN


                  SECTION 1.        PURPOSE OF PLAN.

         The purpose of this 2000 Stock Incentive Plan (the "PLAN") of Building Materials Holding Corporation (the "COMPANY"), is to enable the Company to attract, retain and motivate its employees, independent contractors and consultants by providing for or increasing the proprietary interests of such employees, independent contractors or consultants in the Company.


                  SECTION 2.        PERSONS ELIGIBLE UNDER PLAN.

         Any employee, independent contractor or consultant (each, a "PARTICIPANT") of the Company or any of its direct or indirect subsidiaries, including employees of Knipp Brothers Industries LLC or any of its affiliates, or any corporation that becomes a subsidiary after the adoption of this Plan (each, a "SUBSIDIARY"), shall be eligible to be considered for the grant of Awards (as defined in this Plan) under this Plan, provided that "Incentive Stock Options" (as defined herein) may only be granted to employees of the Company or any Subsidiary.


                  SECTION 3.        AWARDS.

         (a) On behalf of the Company, the Compensation Committee (as defined in this Plan) is hereby authorized to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of common stock, par value $0.001, of the Company (the "COMMON STOCK"). The entering into of any such arrangement is referred to herein as the "GRANT" of an "AWARD."

         (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

         (c) Awards may be issued, and shares of Common Stock may be issued pursuant to an Award, for any lawful consideration as determined by the Compensation Committee, including, without limitation, services rendered by the recipient of such Award.

         (d) Any Award of an option to acquire shares of Common Stock shall be granted subject to the terms, conditions and restrictions contained in a stock option agreement (a "STOCK OPTION AGREEMENT") between the Participant and the Company. Subject to the provisions of this Plan, the Compensation Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

                  (i) a provision permitting the recipient of such Award, including any recipient who is an officer of the Company, to pay the purchase price of the shares of Common Stock or other property issuable pursuant to such Award, and such recipient's tax withholding obligation, if any, with respect to such issuance, in whole or in part, by any one or more of the following:

                           (A) the delivery of cash;


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                           (B) the delivery of other property deemed acceptable
          by the Compensation Committee;

                           (C) the delivery of previously owned shares of capital stock of the Company or other property; or

                           (D) a reduction in the amount of Common Stock or other property otherwise issuable pursuant to such Award;

                  (ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Compensation Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company (as defined by the Compensation Committee), an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company, the termination of the employment of the Participant or an event of the type described in Section 7 hereof;

                  (iii) provisions relating to the status of an Award as an incentive stock option (an "INCENTIVE STOCK OPTION") under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), including but not limited to:

                           (A) a requirement that the exercise price for each Incentive Stock Option granted hereunder shall be not less than one hundred percent (100%) of the Fair Market Value (as defined in this Plan) of the Common Stock on the date such Award is granted to a Participant (110% if the Participant owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary);

                           (B) a provision that any Incentive Stock Option granted under this Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to Participants) and is exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative in the event of the Participant's death or disability;

                           (C) a provision that for so long as required under
         Section 422 of the Code and the regulations promulgated thereunder, during the term of the Plan, the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options are first exercisable by a Participant under this Plan and all other plans of the Company, its parent or any Subsidiary during any calendar year shall not exceed $100,000 and options in excess of such amount shall be treated as non-qualified stock options. For the purpose of this paragraph, the Fair Market Value of the Common Stock shall be determined at the time the Incentive Stock Option is granted;

                           (D) a requirement that an Incentive Stock Option may not be exercised after the expiration of ten years from the date such Option is granted to a Participant (five years if the Participant owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary); and

                           (E) a provision that the Participant notify the Company in writing of any sale or other disposition of shares of Common Stock acquired pursuant to an Incentive Stock Option if such sale or other disposition occurs (i) within two years of the grant of the Incentive Stock Option or (ii) within one year of the issuance of the shares of Common Stock to the Participant.


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                  (iv) a right to repurchase the Common Stock acquired upon
exercise of an Award if Participant's employment or association with the Company or any Subsidiary is terminated for any reason, or in other circumstances, at either the exercise price thereof or the Fair Market Value thereof on the last day of the month preceding the month in which such termination or other circumstance occurs; PROVIDED, HOWEVER, that if the right to repurchase is at the exercise price thereof, such repurchase right shall lapse at the rate of at least 20% of the shares per year over five years from the date the Award is granted. Such repurchase right shall be exercised for cash or cancellation of purchase money indebtedness for the shares within 90 days of termination of employment (or in the case of securities issued upon exercise of Awards after the date of termination, within 90 days after the date of exercise). Each certificate representing Common Stock subject to such provisions shall bear a legend to the effect that such shares are subject to certain repurchase rights of the Company;

                  (v) a provision that upon a termination of employment for cause, the Participant will not be entitled to exercise any Award or other rights at any time after such termination. For purposes of this Plan, "CAUSE" is defined as: (i) an act of dishonesty or willful misconduct; (ii) a breach of fiduciary duty owed to the Company, any Subsidiary or its stockholders involving personal profit or any other material breach of fiduciary duty; (iii) an act of fraud, embezzlement, malfeasance or misappropriation of Company property or any Subsidiary's property; (iv) a conviction of an illegal act or felony, or use of illegal drugs or controlled substances; or (v) a willful failure to perform reasonable duties, responsibilities or instructions from the Company or any Subsidiary; or

                  (vi) a provision entitling a Participant or Permitted Transferee to exercise any of such Participant's or Permitted Transferee's non-statutory stock options for a period of thirty-six (36) months from the date of such Participant's retirement from employment after age 65 in accordance with the Company's then-current retirement policy (or the then-current retirement policy of any parent or subsidiary, if applicable), to the extent the Participant or Permitted Transferee was entitled to exercise such non-statutory stock options on the date of the Participant's retirement, and provided that the actual date of exercise is in no event after the expiration of the term of the option. In the event that a Participant intends to retire from employment after age 65 and such Participant is the holder of one or more Incentive Stock Options, then such Participant shall be entitled, for a period of sixty (60) days ending on the date which is six (6) months prior to the Participant's date or retirement, to elect to convert one or more Incentive Stock Options into non-statutory stock options by written request received by the Company within such sixty (60) day period and, thereafter, such newly converted non-statutory stock options shall be issued by the Company to such Participant in exchange for such Incentive Stock Options and shall be subject to the thirty-six (36) month exercise period set forth herein; provided that such Participant actually retires on his or her retirement date. In the event a Participant fails to convert any Incentive Stock Option hereunder, then such Incentive Stock Options shall be governed by the provisions of Section 3(e)(v) below.

         (e) Notwithstanding anything to the contrary herein, any Award of an option to acquire shares of Common Stock granted under this Plan shall comply with the following provisions:

                  (i) the exercise price per share of Common Stock of such option shall not be less than, in the case of Incentive Stock Options, 100% of the Fair Market Value of a share of Common Stock at the time the option is granted, except that the exercise price shall be 110% of the Fair Market Value in the case of any person who owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary. In the case of non-qualified stock options, such option shall not be less than 85% of the Fair Market Value of a share of Common Stock at the time the option is granted;

                  (ii) the exercise period of the option shall not be more than 120 months from the date the option is granted;

                  (iii) the option shall be nontransferable other than by will or the laws of descent and distribution; provided, however, that the transfer by a Participant to a trust created by the Participant for the benefit of the Participant or the Participant's family which is revocable at any and all times during the Participant's lifetime by the Participant and as to which the Participant is the sole trustee during his or her lifetime, will not be deemed to be a transfer for purposes of this Plan. In addition, under such rules and regulations as the Board or Compensation Committee may establish pursuant to the terms of this Plan, a beneficiary may be designated with respect to an


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option grant in the event of the death of a Participant. If the estate of the
Participant is the beneficiary with respect to such grant, any rights with respect to such grant may be transferred to the person or entity (including a trust) entitled thereto under the will of such Participant or pursuant to the laws of descent and distribution. Notwithstanding the foregoing, the Board or Compensation Committee may, in its discretion, authorize all or a portion of any option to be granted to a Participant to be on terms which permit transfer by such Participant to (A) the spouse, children or grandchildren of the Participant (collectively, the "Immediate Family Members"), (B) a trust or trusts for the exclusive benefit of such Immediate Family Members, (C) a partnership in which such Immediate Family Members are the only partners, or (D) any other person or entity that the Board or Compensation Committee, in its discretion, may permit (collectively, when so approved by the Board or Compensation Committee, a "Permitted Transferee"); provided that (1) such option is not an Incentive Stock Option, (2) the option agreement pursuant to which such option is granted is approved by the Board or Compensation Committee, and expressly provides for transferability in a manner consistent with this Section 3(e)(iii), and (3) subsequent transfers of transferred options are prohibited except those in accordance with this Section 3(e)(iii). Following transfer, any such option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 3(e)(iii), Section 8 and Section 11 hereof, the term "Participant" shall be deemed to refer to the Permitted Transferee. In addition, any provisions regarding termination of employment pursuant to Section 3(d)(ii), Section 3(d)(iv), Section 3(d)(v) or Section 3(e)(v) hereof shall continue to be applied with respect to the original Participant. Following termination of a Participant, options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in, Section 3(d)(v) or Section 3(e)(v), as applicable. Unless otherwise required by this Plan, the Company shall have no obligation to notify the Permitted Transferee as to events that may affect the exercisability or expiration of any option, including, without limitation, the original Participant's termination of employment or association with the Company or any Subsidiary. Before any transfer becomes effective, the intended transferee (or his or her parents or legal guardians or agents) must execute an assumption agreement describing the rights and obligations of the intended transferee including, without limitation, who has the power to exercise the option (if the intended transferee is a minor, partnership, trust or corporation or otherwise is not readily apparent who has the authority to exercise such option), who is responsible for taxes and to whom notices are to be delivered;

                  (iv) in the case of an option granted to persons other than officers or consultants of the Company or its affiliates, the option's vesting period shall be at least 20% per year over five years from the date the option is granted, subject to reasonable conditions including, without limitation, continued employment; in the case of an option granted to officers or consultants of the Company or its affiliates, the option shall vest at any time or during any period established by the Compensation Committee;

                  (v) unless employment is terminated for cause (as defined above), the optionee shall be entitled to exercise his or her options after termination of employment as follows:

                           (A) at least six (6) months from the date of termination if termination was caused by death or disability within the meaning of Section 22(e)(3) of the Code; and

                           (B) at least thirty (30) days from the date of termination if termination was caused by other than death or disability;

                  (vi) all optionees shall be provided with financial statements at least annually unless all optionees are key employees of the Company whose duties in connection with the Company assure them the equivalent information; and

                  (vii) the option shall be clearly identified as to its status as an "Incentive Stock Option" or a "non-qualified stock option."

         (f) Notwithstanding anything to the contrary herein, all grants of an Award under this Plan shall be at (i) in the case of Incentive Stock Options, one hundred percent (100%) or more of the Fair Market Value of the shares of Common Stock underlying such Award as of the date of grant, and (ii) in the case of all other Awards, not less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock as of the date the Award is granted.

         (g) Notwithstanding anything to the contrary herein, in no event may the Board or Compensation Committee (i) amend the terms of any Award to provide for a lower exercise price after the date of grant of such


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Award, or (ii) issue new Awards in exchange for the cancellation of outstanding
Awards, unless approved by a majority of the Company's shareholders.


                  SECTION 4.        STOCK SUBJECT TO PLAN.

         (a) Subject to adjustment as provided in Section 7, at any time, the aggregate number of shares of Common Stock issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan shall not exceed Six Hundred Thousand (600,000) shares, plus an automatic annual increase on the first day of each of the Company's fiscal years beginning in 2001 equal to the lesser of One Hundred Thousand (100,000) shares of Common Stock or two percent (2%) of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or, alternatively, an amount determined by the Board of Directors of the Company (the "BOARD"); PROVIDED, HOWEVER, that the maximum number of shares issuable under this Plan shall in no event exceed One Million One Hundred Thousand (1,100,000) shares of Common Stock, as adjusted for any stock splits or dividends; and provided further that adjustments pursuant to Section 7 with respect to Incentive Stock Options issued under this Plan, shall be limited to those that will not adversely affect the status of options as Incentive Stock Options.

         (b) For purposes of Section 4(a) of this Plan, the aggregate number of shares of Common Stock issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

                  (i) the number of shares of Common Stock that were issued prior to such time pursuant to Awards granted under this Plan, other than shares of Common Stock that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership, such as dividends; plus

                  (ii) the maximum number of shares of Common Stock that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

         (c) For clarification purposes, if an Award expires or becomes unexercisable without having been exercised in full, or is surrendered or exchanged, the unpurchased shares of Common Stock which were subject thereto shall become available for future grant under the Plan (unless the Plan has terminated); PROVIDED, however, that shares of Common Stock that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, unless they are repurchased by the Company at their original purchase price.

         (d) The aggregate number of shares of Common Stock subject to Awards granted to any one Participant in any one year shall not exceed One Hundred Thousand (100,000) shares. Such number shall be subject to adjustment as provided in Section 7; PROVIDED, HOWEVER, that to the extent the Compensation Committee deems necessary, adjustments pursuant to Section 7 shall be limited to those that will not adversely affect the status of Awards as "performance-based compensation" within the meaning of Section 162(m) of the Code.


                  SECTION 5.        DURATION OF PLAN.

         No Awards shall be made under this Plan after February 18, 2010. Although shares of Common Stock may be issued after February 18, 2010 pursuant to Awards made on or prior to such date, no shares of Common Stock shall be issued under this Plan after February 18, 2020 (the "TERMINATION DATE").


                  SECTION 6.        ADMINISTRATION OF PLAN.

         (a) This Plan shall be administered by the Compensation Committee (the "COMPENSATION COMMITTEE") of the Board consisting of two or more directors. With respect to any Awards intended to qualify for the "performance-based compensation" exception in Section 162(m) of the Code, the Compensation Committee shall, to the extent necessary, consist of two or more directors each of whom is an "outside director" within the meaning of Section 162(m) of the Code and such Award shall not be subject to Board approval. With respect to any


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Award subject to, and intended to be exempt from, Section 16 of the Securities
Exchange Act of 1934, as amended, such Award shall be granted in accordance with the provisions of Rule 16b-3 of the Rules promulgated under the Securities Exchange Act.

         (b) Subject to the provisions of this Plan, the Compensation Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

                  (i) adopt, amend and rescind rules and regulations relating to this Plan;

                  (ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

                  (iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of shares of Common Stock issuable pursuant thereto;

                  (iv) accelerate the exercisability of an Award or extend the period during which an owner of an Award may exercise his or her rights under such Award (but not beyond the Termination Date);

                  (v) determine whether, and the extent to which adjustments are required pursuant to Section 7 hereof; and

                  (vi) interpret and construe this Plan and the terms and conditions of any Award granted this Plan.


                  SECTION 7.        ADJUSTMENTS.

         If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than cash dividends) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction or this Plan shall provide otherwise, the Compensation Committee shall make appropriate and proportionate adjustments in (a) the number, exercise price and type of shares or other securities or cash or other property, as applicable, that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan, (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan, and
(c) the maximum number of shares of Common Stock that may be subject to Awards granted during any twelve-month period to any Participant, as provided in
Section 4(e) hereof; PROVIDED, HOWEVER, that no adjustment shall be made to the number of shares of Common Stock that may be acquired pursuant to outstanding Incentive Stock Options or the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under this Plan to the extent such adjustment would result in such options being treated as other than Incentive Stock Options; PROVIDED, FURTHER, that no such adjustment shall be made to the extent the Compensation Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to Awards hereunder by causing such compensation to be other than "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code.


                  SECTION 8.        AMENDMENT AND TERMINATION OF PLAN.

         The Board may amend or terminate this Plan at any time and in any manner, subject to the following limitations:

         (a) No such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and


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         (b) If an amendment to this Plan would (i) increase the maximum number of shares of Common Stock that may be issued pursuant to (A) all Awards granted under this Plan, (B) all Incentive Stock Options granted under this Plan, or (C) Awards granted under this Plan during any calendar year to any one Participant,
(ii) change the class of persons eligible to receive Awards under this Plan, or
(iii) affect this Plan's compliance with applicable provisions of the Code, as amended from time to time, the amendment shall be subject to approval by the Company's shareholders to the extent required to comply with Sections 422 and 162(m) of the Code, and other applicable provisions of or rules under the Code, as amended from time to time.


                  SECTION 9.        EFFECTIVE DATE OF PLAN.

         This Plan shall be effective as of February 18, 2000, the date upon which it was approved by the Board; PROVIDED, HOWEVER, that no shares of Common Stock may be issued under this Plan until it has been approved by the affirmative votes of the holders of a majority of the outstanding securities of the Company entitled to vote for directors, which approval shall be obtained within twelve months from the date hereof.


                  SECTION 10.       DEFINITION OF FAIR MARKET VALUE.

         For purposes of this Plan, "FAIR MARKET VALUE" of the Company's Common Stock shall mean (i) if the shares of Common Stock are listed on the NASDAQ National Market, the closing sales price of the Common Stock on the relevant date as reported in the WALL STREET JOURNAL, (ii) if the shares of Common Stock are not listed on the NASDAQ National Market, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on NASDAQ on the relevant date, or (iii) if the shares of Common Stock are not listed on the NASDAQ National Market or quoted on NASDAQ, an amount determined in good faith by the Board or Compensation Committee.


                  SECTION 11.       NO STOCKHOLDER AND EMPLOYMENT RIGHTS.

         (a) A Participant shall have no stockholder rights with respect to the shares of Common Stock subject to his or her outstanding Awards until such shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

         (b) Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company, its parent or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company, its parent or any Subsidiary or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.



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